EXHIBIT 99.2

CORPORATE PARTICIPANTS

Jack Jancin Helen of Troy Limited - IR

Julien Mininberg Helen of Troy Limited - CEO

Brian Grass Helen of Troy Limited - CFO

CONFERENCE CALL PARTICIPANTS

Bob Labick CJS Securities - Analyst

Jason Gere KeyBanc Capital Markets - Analyst

Trevor Young Jefferies LLC - Analyst

Steph Wissink Piper Jaffray & Co. - Analyst

PRESENTATION

Operator

Good day, and welcome to the Helen of Troy Limited third quarter 2017 earnings call. Today’s conference is being recorded. At this time, I’d like to turn the conference over to Jack Jancin, Investor Relations. You may begin, sir.

Jack Jancin  - Helen of Troy Limited - IR

Thank you, operator. Good afternoon, everyone, and welcome to Helen of Troy’s third quarter FY17 earnings conference call. The agenda for the call this afternoon is as follows. I’ll begin with a brief discussion of forward-looking statements. Mr. Julien Mininberg, the Company’s CEO, will comment on the financial performance of the quarter, then update you on areas of focus for FY17. Then, Mr. Brian Grass, the Company’s CFO, will review the financials in more detail, and comment on the Company’s outlook for FY17. Following this, Mr. Mininberg and Mr. Grass will take your questions you have for us today.

This conference call may contain certain forward-looking statements that are based on management’s current expectation, with respect to future events or financial performance. Generally, the words anticipates, believes, expects, and other words similar, are words identifying forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from the actual results.

This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information, and may be calculated differently than the non-GAAP financial information disclosed by other companies. The Company cautions listeners not to place undue reliance on forward-looking statements or non-GAAP information.

Before I turn the call over to Mr. Mininberg, I’d like to inform all interested parties that a copy of today’s earnings release has been posted to the Company’s website at www.HOTUS.com. The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures. The release can be obtained by selecting the Investor Relations tab on the Company’s home page, and then the news tab. I will now turn the conference call over to Mr. Mininberg.

Julien Mininberg  - Helen of Troy Limited - CEO

Thank you, Jack. Good afternoon, everyone, and welcome to our call. Our transformation strategy combined with the ongoing benefits of our diversified business model led to a strong quarter of profitability highlighted by a 270 basis point increase in gross profit margin, and a 14.5% increase in adjusted diluted earnings per share. We were pleased to achieve this improvement in profitability, despite lower consolidated net revenue.

Key drivers for the quarter were the continued strength of our Hydro Flask acquisition, our efforts to sweeten our core business mix, and further operational efficiency gains from our shared services platform. Hydro Flask contributed $34.3 million of net sales to our housewares segment, and was accretive to the segment’s operating margin. Housewares also grew sales, and expanded its operating margin in the core business. Health and home continued its trend of margin expansion even as a below average start to the cough, cold and flu season weighed on sales.

Beauty segment sales declined in line with our guidance, but reflected a sequential improvement from the second quarter. Beauty sales performance continues to be impacted by our efforts to rationalize low margin and non-strategic businesses, Venezuela remeasurement, and even further deterioration in foreign currency which have overshadowed the success of new innovations.

And in Nutritional Supplements, sales declined in line with guidance as we continued the strategic transition from offline channels to online, while investing in system upgrades and a significant range of new marketing initiatives to attract and convert a broader base of consumers to our outstanding products.

Before moving to an update on the progress we made in each of our strategic choices over the last quarter, I would like to mention a few other highlights since our October investment call. We delivered a 149% increase in cash flow from operations, driven by our focus on the disciplined management of our business and balance sheet. This helped us to opportunistically invest $75 million to repurchase our common shares during the quarter, and with only a small increase in leverage.

Today, we are announcing Jay Caron is joining Helen of Troy as our new Chief Supply Chain Officer. Jay has an outstanding background of over 20 years working in all aspects of supply chain at premier consumer products companies, just right to take our shared services strategy to the next level as we build on successes already achieved, and as we progress further towards our goals of a best-in-class supply chain, attacking waste and asset efficiency.

Following core sales growth in line with our long-term objective in FY15 and also in FY16, we are not satisfied with the trend in our core sales in FY17. We remain confident in our ability to use consumer-centric innovation and investments in our core to deliver sales growth in line with our long-term objectives over time, and evolve our shared services strategies to deliver margin expansion as we grow.

So now let me update you on the progress we made on our strategic plan during the quarter. The first strategic priority is to invest in our core. We continue to deploy resources behind those brands and products that we believe have the best opportunity to contribute to our revenue growth, our profitability, and our cash flow.

In our health and home segment, we launched our new Water Should Be PUR brand campaign, sharing facts about government allowable levels of contamination, to engage and educate consumers on the current state of our drinking water across the United States. Growing awareness of national water quality concerns continues to drive our PUR business, especially as lead remains top of mind with consumers. Recent third-party syndicated data shows PUR growing its market share in both pitchers and our market-leading faucet mount systems. PUR replacement filters are also growing share.

We are also pleased that our efforts to improve margin continue to pay off in health and home, as we target investments towards higher margin device and consumable businesses, and reduce focus of sales on lower margin categories.

In housewares, core year-over-year growth was driven by our investments in new products in marketing in both the online and traditional retail store formats including the club channel. During the quarter, we saw particular strength online. In brick-and-mortar, OXO saw healthy sell-through even though some retailers reduced replenishment orders as their traffic has come under pressure. Leading the way were our cleaning products, food storage, and fruit and vegetable gadgets, as well as salad spinners.

OXO has enjoyed success with new models launched earlier this fiscal year, including our multi-blade hand-held spiralizers, tabletop spiralizers, glass bakeware and glass food storage. We are making additional investments in online communication and video demonstrating OXO’s products, and capitalizing on consumers’ changing shopping habits. For the fourth quarter, we are also making additional investments in PUR and Hydro Flask. All of these are reflected in our updated guidance shared in our press release.

In nutritional supplements, we continue to implement the strategic transition from offline to online channels. We are dedicating resources to our online interface and e-commerce platforms in an effort to broaden the base of awareness and interest of Healthy Direction’s outstanding doctors and its products to gain new customers, as well as to improve order conversion and average order values.

The nutritional supplements business is focused on acquiring new users, and providing them with the best possible experience to increase loyalty, satisfaction, and sales. Concurrently on the marketing side, the nutritional supplements team is working on expanding its consumer base through new creative, stronger claims, and clearer positioning for its physicians and products by linking them much more closely to major health concerns.

The second strategy pertains to mergers and acquisitions. Hydro Flask, acquired in the first quarter of this fiscal year, continues to perform above expectations, fueled by new product introductions, expanded color assortments, increased shelf and display space, and new retail distribution gains.

By channel, the largest gains during the quarter were in online and retail outdoor. We are making investments in Hydro Flask marketing and new product development which we believe will have a high return. Integration efforts are progressing well, and plans to migrate Hydro Flask to more our of shared services platforms are falling into place.

Hydro Flask’s new products, strong consumer appeal, and new distribution continue to drive market share gains and growth of the water bottle category. Recent syndicated data shows that Hydro Flask has earned the number one share position within the outdoor and sporting goods market for water bottles. Hydro Flask share has more than doubled in calendar 2016. Distribution is expanding from outdoor and sporting goods into new channels such as natural foods. Hydro Flask sales in natural foods have also more than doubled in the past 12 months, with further room to expand.

We believe this business has significant growth ahead. And as such, we are investing in additional innovation to drive brand awareness and loyalty, further domestic distribution gains, and have begun exploring international expansion. We are pleased with this acquisition, and remain acquisitive. We continue to look for outstanding acquisition candidates that fit our highly disciplined criteria.

The third strategy is focusing on consumer-centric innovation. We continue to be highly focused on earning a sustainable competitive advantage for our brands through innovative products deeply rooted in consumer needs across all business segments. In November, we held our new product showcase highlighting innovations across all major Helen of Troy brands. These new products are designed to delight consumers, to grow our market shares, expand in new adjacencies, and earn higher margins.

In housewares, OXO’s proven universal design approach has most recently delivered new items to expand and grow our OXO top line. One example is the new OXO Tot cubby stroller which, like the OXO Tot high chairs, expands the brand into adjacent categories. Another example is the expansion of our growing baby and toddler feeding line, with innovative baby blocks freezer storage food containers.

At Hydro Flask, we launched My Hydro during the third quarter, allowing consumers to design over 180,000 personalized combinations of strap, cap, bottle and a new exclusive silicon boot. My Hydro has met with strong consumer appeal, and is driving high margin, direct-to-consumer sales growth online.

In beauty, our innovation continues to be encouraging. This past July, we launched our follow-up to last year’s successful and first-to-market Revlon One-Step Hair Dryer and Styler. The new product is our Revlon® One-Step Hair Dryer and Volumizer which has been met with strong appeal across major retailers, is earning very strong consumer reviews, and also delivers attractive margin improvements.

Third-party syndicated data shows that among all new hair appliance products launched since July, the Revlon One-Step Hair Dryer and Volumizer is the number one selling new SKU in the United States. In the Beauty professional appliance market, we are off to a good start with our new and highly innovative Hot Tools Professional CurlBar which continues to earn strong reviews and enthusiasm with both professional stylists and wholesale salon distributors.

Our fourth strategy is to upgrade our organization and people systems. We continue to enjoy benefits from our work over the past year to upgrade our organization and culture in our two largest distribution centers in Mississippi. As we talked last time, we raised wages to attract and retain the best people, and drive productivity improvements. During the third quarter, we saw further progress on customer service, cost and other key metrics that are helping to offset our investment in higher wages. We are becoming an employer of choice in that area, which is in turn making Helen of Troy more efficient, and raising our profile as a great place to work.

We are proud to announce that Hydro Flask was named an award winner of the 2016 National Best and Brightest in Wellness®. These awards recognize organizations that promote a culture of wellness, to make their business and the community a healthier place to live and work.

In terms of talent, in addition to today’s announcement that Jay Caron is joining as our new Chief Supply Chain Officer, I am pleased to welcome Thurman Case who has been previously announced as our newest Board member effective January 1. Thurman is CFO and Vice President of Cirrus Logic, leading the Company’s international finance, investor relations, purchasing, and worldwide real estate and facilities team. He has been a key contributor in a broad array of roles since joining Cirrus Logic in October of 2000.

We are excited to have Thurman join us. His deep financial and operational experience further strengthens our highly experienced Board. Thurman will be replacing Alex Davern who will be stepping down due to additional duties and obligations resulting from his appointment as President and Chief Executive Officer of National Instruments Corporation. I would like to recognize, and also thank Alex for his many contributions to Helen of Troy. He will remain on our Board until March 31 of 2017.

The fifth and sixth strategies are to develop best-in-class shared services and attack waste. In the third quarter, our core business gross margin expanded by 1.2 percentage points, with our focus on leveraging scale, improving our capabilities, attacking cost, and introducing new products at higher margins. We have made progress on capability improvements from key shared service areas such as human resources, supply chain, IT, and finance. On the cost side, we continue to realize freight efficiencies and savings from our new transportation management system.

We are also seeing working capital efficiency from lower inventory, as we improve forecast accuracy, and eliminate low margin SKUs. At the end of the third quarter, our inventory was $38 million lower year-over-year, an 11% reduction.

The seventh area is to improve asset efficiency, and maintain our shareholder-friendly policies. We are diligently focused on maintaining a strong balance sheet and using it to create shareholder value. Our efforts to reduce inventory and accounts receivable are working. With capital allocation representing a key component of our strategic plan, we are opportunistically returning capital to shareholders through the stock repurchase we made in the third quarter. With that, I will now turn the call over to Brian.

Brian Grass  - Helen of Troy Limited - CFO

Thank you, Julien. Good afternoon, everyone. While softness in certain segments of our business and a weak start to the cold/cough/flu season negatively impacted our consolidated core business revenue, we are pleased to have delivered expansion in gross profit and operating margins, which contributed to double-digit growth in adjusted diluted EPS in the quarter.

Earnings growth was driven primarily by accretion from the Hydro Flask acquisition, mix improvements, our cost savings initiatives and lower tax expense. This growth includes the negative year-over-year impact of the previously disclosed change in the rate used to remeasure our Venezuelan financial statements, which reduced adjusted income by $2.9 million for the quarter. We’re also pleased with our strong cash flow from operations, which we believe demonstrates that we are making progress with respect to our supply chain and working capital initiatives.

Consolidated sales revenue was $444.4 million for the quarter, a 0.2% decrease over the prior year period, which includes a decline in our core business of $35.4 million or 8%, and growth from Hydro Flask of $34.3 million or 7.8%. The decrease in core business sales revenue includes the negative impact of approximately 2.4% from business rationalization, 1.6% from the Venezuela remeasurement change, and 0.8% from foreign currency fluctuations, and a below average start to the cold/cough/flu season referred to earlier.

Turning to a review of our segments, housewares grew by 42% or $36.9 million driven by $34.3 million of sales from Hydro Flask, and core business growth of $2.6 million or 2.9%. In the core business, growth was fueled by new products and distribution expansion in the club channel, partially offset by a small decline in EMEA sales due to the negative impact of the weakened British pound.

Our health and home segment declined 3.5% in the third quarter, which includes the unfavorable impacts of approximately 2.2% from the rationalization of low margin business and 0.6% from foreign currency. Additionally, the segment experienced year-over-year declines in humidification orders in the third quarter, due to high carryover inventory at retail from the below average cold/cough/flu season last year. These declines were partially offset by strong sales gains in PUR water filtration, early seasonal shipments of thermometers, and growth in air purification. Early season reports of cough/cold/flu incidents through our third quarter were below the 2015/2016 season which was a below average season. We expect an ongoing impact on replenishment orders for the rest of FY17 and into early FY18.

Beauty net sales decreased 19.5% which is in line with our previous guidance, and represents sequential improvement in trend from the second quarter. Net sales performance includes the negative impacts of approximately 5.3% from Venezuela, and 1.5% from foreign currency fluctuations. Gains from new product introductions were offset by a deemphasis of the foot care category resulting in a decline of 2%, and a decrease from the rationalization of low margin business of 3.1%. The segment also continues to be impacted by lower store traffic, tighter retail inventory management, and softness in point-of-sale activity in the broader retail beauty appliances category.

Nutritional supplements decreased 14.2% which is in line with our previous guidance. The decrease continues to reflect lower response rates in the offline channel, lower average order values, an increase in discounts to promote new buyer file growth, and a decline in the legacy newsletter subscription business, as the segments continues with its strategic transition from offline to online.

On a consolidated basis, gross profit margin increased 2.7 percentage points to 43.7%, compared to 41% for the same period last year. The increase in gross profit margin is primarily due to favorable shifts in our core business sales mix, rationalization of low margin business, accretion from the Hydro Flask acquisition, and reductions in product costs, partially offset by the unfavorable impact of foreign currency fluctuations.

SG&A was 29.5% of net sales, compared to 28.5% of net sales for the same period last year. The increase was primarily due to the impact of higher compensation costs, due to the hourly wage increases and an increase in share-based compensation as new three year performance-based incentives entered their third year of existence and estimated performance factors are adjusted, higher advertising expense, and the impact that lower net sales had on operating leverage in our core business. These factors were partially offset by improved distribution and logistics efficiency, and lower outbound freight costs.

Operating income was $63.3 million or 14.2% of net sales, compared to $55.6 million or 12.5% of net sales for the same period last year. Excluding non-cash amortization of intangible assets, non-cash share-based compensation and CEO succession costs in the same period last year, adjusted operating income was $73.4 million or 16.5% of net sales, compared to $71.4 million or 16% of net sales in the same period last year.

The 0.5 percentage point increase in adjusted operating margin primarily reflects the improvement in core business gross profit margin, the accretive impact of the Hydro Flask acquisition, improved distributional logistics efficiency and lower outbound freight costs. These improvements were partially offset by the unfavorable impact of foreign currency fluctuations, and the impact of the change in Venezuela remeasurement which reduced adjusted operating income by approximately $3.1 million, consolidated adjusted operating margin by approximately 0.4 percentage points, and beauty adjusted operating margin by 1.7 percentage points.

Income tax expense as a percentage of pre-tax income was 3.7%, compared to 11.8% for the same period last year. The year-over-year decrease in our effective tax rate was primarily due to shifts in the mix of taxable income in our various tax jurisdictions, benefits from the finalization of certain tax returns, and a change in the accounting standard.

GAAP net income was $57.6 million or $2.07 per diluted share, on 27.8 million weighted average diluted shares outstanding. This compares to net income in the same period last year of $46.8 million or $1.63 per diluted share on 28.6 million weighted average diluted shares outstanding. Non-GAAP adjusted income increased 11.5% to $66 million or $2.37 per diluted share, compared to $59.2 million or $2.07 per diluted share for the third quarter of FY16. This performance reflects growth in adjusted operating income and lower tax expense, partially offset by higher interest expense.

Now moving on to our financial position. At November 30, 2016, accounts receivable was $289.9 million, compared to $289 million at the same time last year. Receivable turnover improved to 57.8 days, compared to 58.8 days at the same time last year. Inventory decreased 11.3% to $301.1 million, compared to $339.4 million same time last year. Inventory turnover was 2.8 times, which was unchanged from the same period last year.

Total short and long-term debt increased to $564.9 million at the end of the third quarter, compared to $470.4 million for the same period last year, a net increase of $94.5 million. We ended the third quarter with a leverage ratio of 2.5 times, compared to 2.2 times at the end of the same period last year. Our strong cash flow generation allowed us to fund the Hydro Flask acquisition for $210 million in the first quarter, and the repurchase of approximately 923,000 shares for $75 million in the third quarter with very little increase to our leverage ratio compared to the same period last year. As a reminder, our leverage ratio was 2.4 times at the end of the second quarter prior to making the share repurchases, and increased just slightly to 2.5 times at the end of the third quarter, after funding the repurchases.

We amended our revolving credit facility shortly after the end of the third quarter to increase the commitment from $650 million to $1 billion, and increased the leverage capacity for acquisitions. We also increased the additional loan commitment that can be requested under the accordion from $150 million to $200 million. We believe the amended credit facility gives us great deal of flexibility to pursue acquisition opportunities that meet our criteria, and consider other capital transactions that will increase value for shareholders.

Now I’d like to turn to our outlook for FY17. Please note that we have provided a reconciliation of FY17 projected GAAP diluted EPS to non-GAAP adjusted diluted EPS in our earnings release issued this afternoon.

We are reducing our full year sales outlook to a range of $1.52 billion to $1.55 billion, from a range of $1.55 billion to $1.59 billion, due primarily to expected continued weakness of the cough/cold/flu season which we are assuming will remain below the historical average, further deterioration in certain key foreign currencies since the end of the second quarter, and retail softness and tighter inventory management in certain categories and channels of our business. Our sales outlook now includes expected net sales revenue for the health and home segment in line with the prior year, and expected growth in housewares core business in the low single-digits.

We are raising our expectations for consolidated GAAP diluted EPS to a range of $4.72 to $4.92, from a range of $4.37 to $4.77. We are also raising our non-GAAP adjusted diluted EPS outlook to a range of $6.25 to $6.50, from a range of $5.85 to $6.35. This excludes after-tax non-cash asset impairment charges, patent litigation charges, share-based compensation expense, and intangible asset amortization expense. We are pleased to be in a position to raise our EPS guidance while making incremental investments in PUR, OXO and Hydro Flask in the fourth quarter. The diluted EPS guidance is based on an estimated weighted average shares outstanding of 28 million, down from the previous estimate of 28.3 million due to the share repurchases in the third quarter.

We now expect an effective tax rate of 10% to 12% for the full FY17 based on tax benefits recognized fiscal year-to-date, and our expected mix of income in our various tax jurisdictions. The likelihood and potential impact of any further FY17 acquisitions, future asset impairment charges, future foreign currency fluctuations, or further share repurchases are unknown, and cannot be reasonably estimated, therefore they’re not included in our sales and earnings outlook.

Finally, with the election of a new President, there’s been much discussion regarding potential tax reform in the United States. We believe it is premature to speculate on the impact to the Company of any potential tax reform amongst a variety of preliminary proposals and ideas. Although there is some level of uncertainty, any time changes such as this are being considered, we have a history of successfully navigating through tax law and policy change, and we believe we have the experience and counsel to be successful in the future. And now I’d like to turn it back to the operator to open up the call for us to take your questions.

QUESTION AND ANSWER

Operator

Thank you.

(Operator Instructions)

And our first question will come from Bob Labick with CJS Securities.

Bob Labick  - CJS Securities - Analyst

Good afternoon.

Julien Mininberg  - Helen of Troy Limited - CEO

Hello, Bob.

Bob Labick  - CJS Securities - Analyst

Hi. A couple things. Obviously, thanks for all that commentary. Just one of the last things you talked about was increasing the size of your revolver for flexibility. Can you talk about a little further the rationale behind that? And in that context, the M&A environment, are there opportunities out there right now that you were looking at that prompted you to do this, or what were the other reasons behind changing the revolver now?

Brian Grass  - Helen of Troy Limited - CFO

Yes, we decided it made sense to do it preemptively. I think when you do that, you are not in a rush and not under the gun to accept terms you may not accept otherwise. So we thought we’d get more favorable terms from doing it now. And you’re right, in that we were looking at a potential acquisition that we ended up passing on. But the size of that acquisition and the timing of it, made us take a look at what we had available to us in our revolver and its capacity, and caused us — the modeling of that acquisition caused us to say, why not increase the revolver now under favorable terms.

It doesn’t really cost us anything other than the unused capacity and have it available for acquisitions. So we’re very interested in pursuing acquisitions. And we felt like we didn’t want to be held back by not having the capacity to do so, and then having to do an amendment to the credit agreement while in the middle of an acquisition deal.

Bob Labick  - CJS Securities - Analyst

Got it. Thank you, yes. And speaking of acquisitions, obviously, the last one you did, the Hydro Flask has been very successful. So congratulations on that.

Looking ahead, since it has such high margin, how — can you just talk a little bit about two things? One, a year or two from now, will the housewares margins continue to rise, or how do you decide how much of that to reinvest in the brand or other brands? And where should we see that going over time, because as that’s growing faster, it’s continuing to sweeten your mix, in your words?

Brian Grass  - Helen of Troy Limited - CFO

I think it’s a good question. There will be a tailwind from Hydro Flask. There is no doubt. I think offsetting that to some degree, we are — we never really, for the housewares division, invested in the brand. It was this grass roots development of the brand, and we’re now thinking about what’s possible if we do invest more behind the OXO brand, and what can we gain from it and increase its overall recognition in the market.

And so, I think we will continue to explore and have those discussions. And you saw it in our comments, or heard it in our comments that we’re making additional investments in OXO actually in the fourth quarter to do some of these things. A lot of those this quarter are around digital content investments and things like that. But on an ongoing basis, we could explore the idea of increasing their brand awareness through means that we haven’t explored in the past. So I would say, maybe those two things wash, and we can keep the margin flat, would be probably a decent target for us.

Bob Labick  - CJS Securities - Analyst

Great. Thanks. And that segues to my last question, and I’ll get back in queue. But you discussed investing in online and whatnot. Can you talk a little about your online strategy, the go-to-market strategy, and how it’s been evolving, and where you see it going either through retailers’ websites or Amazon or direct by yourself, or how are you thinking about your online sales going forward?

Julien Mininberg  - Helen of Troy Limited - CEO

Yes, hi, Bob, it’s Julien here, and nice to talk to you. The online development has been very aggressive at Helen of Troy. As one indicator of it, Amazon is now our number three customer, and nipping at the heels of our number two customer, by the way. So it’s not like a distant third, and just a few years ago, it wouldn’t even have been in the top 10.

And so, the aggressiveness of consumers’ behavior is driving not just us, but the entire industry towards much more investment online. There’s a lot of new people in the Company that have been brought in, in the last year or two, maybe three, with the intention of taking us up to the whole next level on the subject of marketing online, and taking advantage of all of the tools from a digital marketing standpoint and e-commerce.

We’re very agnostic from an e-commerce standpoint whether we go through a traditional brick-and-mortar retailer website or through a e-tailer, and we’re extremely eager to support the e-tail conversion at some our own brick-and-mortar retailers, even as we support them in their traditional brick-and-mortar stores, because that’s what consumers want. And the retailers know that, and they want their partners to invest in that, and so are we.

On the subject of the opportunities that are available online, it’s amazing what is possible. My Hydro is a great example of it, and that’s one we happen to do direct-to-consumer. A significant portion of the direct-to-consumer sales from Hydro Flask are now done online, and a significant portion of those are in My Hydro. So consumers really want that kind of flexibility they couldn’t get otherwise.

And in terms of things like subscribe and save, or videos or demonstrations, all of this, we’re being very active in a lot of these investments that Brian’s talking about. Not just the ones in the fourth quarter, but investing in core SG&A type investments, have been going on for a long time, making a big difference.

And in terms of stuff like, how can we grow our brands through retail websites, the retailers have gotten into high gear, and we’re extremely supportive of those efforts. And then they make them, we are very quick to invest behind them.

And the last thing I would say, is that for some of our businesses, online is the biggest part of it. That’s certainly true for Hydro Flask. I talked before about the direct-to-consumer part, I’m talking now about like a Amazon as a customer. Amazon is the number one customer for Hydro Flask, just to give you a sense of it. And you see the growth rates on Hydro Flask are meaningfully outstripping the growth rates of Amazon, is not so easy to do. And so, my point is we’re agnostic, and strongly feeding this thing, and getting better at it every single day.

Bob Labick  - CJS Securities - Analyst

Super. Thanks so much.

Julien Mininberg  - Helen of Troy Limited - CEO

You bet.

Operator

Our next question will come from Jason Gere with KeyBanc Capital Markets.

Jason Gere  - KeyBanc Capital Markets - Analyst

Okay. Good afternoon. Hello, guys, I just have a couple of housekeeping, and then just one bigger picture question. Housekeeping, I know you gave updates on the home and health as well as the core, the OXO business, but should we assume that the guidance that you gave last quarter for Hydro being $85 million to $90 million, beauty declining 17% to 20% for the year, and I think Healthy Directions down [14%] to [16%], is that still the same, or is there any update there? That’s the housekeeping.

Brian Grass  - Helen of Troy Limited - CFO

No change in those.

Jason Gere  - KeyBanc Capital Markets - Analyst

Okay. So the next question I have then, really it’s just thinking about the guidance, the [6] — I guess the $6.20 to $6.50 you’re giving for the year. If you look at the third quarter, and if you put aside the tax benefit which I think was maybe about $0.22 or so better than what we had, just based on that lower tax rate, you beat the Street by $0.25. So as we think about the fourth quarter, it’s — the guidance really implies a meaningful decline year-over-year.

Put aside again the tax rate, I know last year, it was 7%, and I think it’s got to be like 14% to be at the low end of your 10% to 12%, but can you just talk a little about the investment? Maybe I need conceptually to understand, how much investing are we going to see in this fourth quarter, and maybe it’s the wages that’s coming in, and playing a role too? But can you just kind of give a little bit more context, because it just seems very extreme that the guidance for the fourth quarter seems a little bit light, given how you — the core business performed in the third quarter, again, excluding tax, just you had some nice upside. So I was just wondering if you could talk a little about the SG&A side, and where we should see that really coming out? Because I just — I just don’t get it.

Brian Grass  - Helen of Troy Limited - CFO

Hey, Jason, it’s Brian. I’ll start, and then Julien may add onto whatever I have. There are really two major things going on, and we did make an attempt to call them out in our prepared remarks. We are making fairly significant investments, incremental investments that were outside of our original plan in PUR, OXO and Hydro Flask, and it goes in line with our strategy of feeding our strongest brands.

Those are three of our strongest brands, and they’re doing well, and we want them to continue to do well. So we’re choosing to take some overperformance, I’d call it, from Hydro Flask and other parts of the business and reinvest that into the business.

So that’s the first thing that will offset, I think what you’re looking for is more EPS by the end of the year. So that they would definitely have an offset to that. And I would say the second offset to that is a fairly significantly weaker cold, cough and flu season than we originally expected, and was an average season, was still embedded in our guidance through the second quarter. And so, the impact of below average cold, cough, and flu season has a significant effect on our financials. And that’s the other thing weighing against our EPS results for the fourth quarter.

Julien Mininberg  - Helen of Troy Limited - CEO

There’s a bit of currency in there, is my only build, and I think Brian mentioned it in his prepared remarks. Currency did move away from us, in terms of guidance that we gave at the end of Q2. And even though we just raised our guidance, we did experience a hurt from currency in Q3. Since we don’t know what the currencies will do in Q4, we’ve made the same assumption that we always do, which is they’ll stay where they are now. And yet that’s also lower than, or worse than where they were when we finished Q2. So there’s a little bit of calculation there as well, and you already mentioned the tax comment.

In terms of the amount of investment, don’t be concerned. We’re not spending wildly. There’s just some really good opportunities out there right now. Hydro Flask is doing well. You’ve heard us talking about getting behind it, and we are building its future.

In the case of PUR, there’s an exciting launch of our faucet mount next generation product. There’s new advertising. There’s other new products in our pipeline. And there’s also a moment in consumers’ minds, where people are open to education, and we have a new ad campaign that feeds directly to it. So we’re putting some money into it.

In the case of OXO, back to Bob Labick’s question about online in general for the Company, now more specifically, the opportunity to invest in some of the online communication that will make OXO more successful online, where it’s already doing well, it took — the opportunity is there for us right now, and we’re grabbing it in Q4.

Jason Gere  - KeyBanc Capital Markets - Analyst

Okay. So then when you think about that incremental investment, how much — and then maybe it’s for the fourth quarter, and then how we’re thinking about into FY18, how much it strategic versus how much is structural? So I am just trying to think about the build. Obviously, I understand the opportunity to invest in strategic opportunities, and maybe because there could be a good return on that more immediately. But the structural, how much is structural in the fourth quarter, the e-commerce, some of those things, how much carries over into 2018 as well?

Julien Mininberg  - Helen of Troy Limited - CEO

Yes, I wouldn’t look at — that’s a good question, but I wouldn’t look at it that way. And the reason I say it, is because if you look at Q1 through Q3 that we’ve now reported, and you look at our advertising spending, it’s been a little lighter than we ourselves originally planned. Though some of it just ended up in Q4 just by the timing of it, when various things were ripe or were ready, or the opportunity was there from — lots of variables. And in the case of weighting, some more of it just happened to fall in Q4.

And you put the incremental that I just talked about, and you get some of the compression that you mentioned when you calculate the over deliveries of Q1 through Q3, and then the raise that we’re doing, and say hey, how come I don’t see more in terms of the raise? So in terms of structure, I wouldn’t look at it that way. I would just look at it as the cadence of the quarters, and where the money fell.

In terms of FY18, we have not given guidance for FY18. We’re just now entering our budget process, and the die has not been cast yet. And that said, it is our intention to continue to invest in our core. There are certain brands. We listed them all in the call, PUR, Hydro Flask, OXO is three. The Braun brand is also one that we’re very interested in investing in, and in Hot Tools on the professional side in beauty is a very strong brand, and we invest in it. And the point is that these are structural, but they’re not huge differences in what we’ve done in the past. If we decide to make big differences, we’ll of course, announce them in April when we do our FY18 budget, if we’re going to do — doubling down in some big way on one of the brands.

Jason Gere  - KeyBanc Capital Markets - Analyst

Okay. I’m just going to squeeze in one more, because it’s the thing to do. If you look at the beauty segment, and you called out a bunch of these one-time items, whether it’s foot care or personal care, some of the rationalization. If you look at the gap, that makes up the difference between your organic sales and maybe what those kind of — what some of those one-time items are, you’re still probably looking at a mid single-digit kind of decline. Partially it’s the category, retail and appliances, things like that.

How has that progressed over the last quarter, because I know you did say beauty did kind of bridge the gap a little bit there? Is it progressing the way you think? And if you think about the timing of some of these one-off items, do you think you’re on the right path to starting to see, getting closer towards stabilization at some point in FY18?

Julien Mininberg  - Helen of Troy Limited - CEO

Yes. In general, the answer is yes, but there’s a lot of moving parts here. It’s a big decline. We’re not proud of it, and the decline over the stuff that we announced at the beginning of the year. I’m talking about the Venezuela, the foot care, and the rationalization, that’s not news, and that’s been in our guidance from the very beginning, and the math is exactly the same as it was before.

What is different is the two things that are unique to Q3. One of them is that foreign exchange did not help in beauty during Q3, and I think Brian mentioned this in his prepared remarks. It was a 1.5 point of the 19.5 points just was attributable to Q3. We stayed within our guidance despite that, nonetheless absorbed it. So we’re pleased in that regard, but nobody’s proud of seeing the business decline. We’re simply pleased that we could absorb the hit, because we didn’t plan it.

The other one that was big, and we mentioned this in our remarks, is that there was some tighter retail inventory during the course of the year. When you get — I know we just released the press release. When you get a chance to really go through it, you’ll see in the comments that I made in the press release, a reference to holiday-related reductions in orders from some big customers, and that happened during Q3. We were not expecting it.

One or two customers have been fairly public on their side about taking inventory down due to their own systems, and they were able to do that. On the good news — the bad news for sales, obviously, and that hurt us. And that said, I’m pleased that we stayed within our guidance, nevertheless. And the good news on it is that the sell-through of our products even as they ordered less was pretty good, frankly, in Q3. And as a result, they — weren’t a lot of out-of-stocks, and I haven’t seen the shares yet. When we have them, we can say more.

But I can say that we’re looking better on that front, because we have more pegs with our innovations. We have better packaging. Consumers like our products. We do hear that in all our comments about the innovations, and they’re selling well. As a result, to live through, or to perform within the range that we gave, despite those inventory reductions, that’s a big deal. And to put a finer point on it, we’re talking about 5% of the 19% was attributable to that remark. And that’s not a small number to be able to sell through all that.

Jason Gere  - KeyBanc Capital Markets - Analyst

Okay. Great. Thank you for answering all my questions. I’ll pass on to the next caller.

Operator

Our next —

Julien Mininberg  - Helen of Troy Limited - CEO

Thank you.

Brian Grass  - Helen of Troy Limited - CFO

Thank you.

Operator

Thank you. And next, we’ll take a question from Trevor Young from Jefferies.

Trevor Young  - Jefferies LLC - Analyst

Hi. Thanks for taking my questions. Just touching on Hydro Flask for a moment, it seems like it’s trending well, ahead of expectations, contributing north of $75 million, $76 million year-to-date. Are you still targeting that $85 million to $90 million full year contribution?

Brian Grass  - Helen of Troy Limited - CFO

We did not change our guidance with respect to Hydro Flask. They do have somewhat of a seasonal business that peaks in the third quarter, and then declines some in the fourth quarter. So that’s the reason you can’t do a straight line trend and get to the $90 million we’ve guided to. So sales will lay off a little bit in the last quarter of our fiscal year, but yes, we’re still guiding to our previous range. Hopefully, they end up exceeding that.

Trevor Young  - Jefferies LLC - Analyst

Okay. Great. That’s really helpful. And then shifting gears to nutrition, with the recent store refresh and brand refresh at GNC, it seems like they’re more focused on lower prices and loyalty reward programs. Could you maybe discuss how that impacts your business with them? Or perhaps more broadly, your outlook on the nutrition category in general?

Julien Mininberg  - Helen of Troy Limited - CEO

Yes, let me try this one. So in GNC, it’s a small part of the business, but nonetheless one where we’re growing, and with certain products in particular, the Dr. Pergolizzi or the OxyRub product is just doing well at GNC. When we have direct response television communication, online with consumers, as part of that whole online thing as opposed to offline, which is where we were historically and in direct mail, we see a big pop in sales of that product, and GNC is an important part of that.

From a price standpoint, we’re not seeing price pressure there, because it’s a unique product. There’s not a natural competitor to it. There’s not a natural private label. So we’re not having that problem. And then, from the GNC in general, it’s just not a big part of the portfolio, and yet it’s an area we can grow, and we’ve proven that when we make investments, we do grow. We had our biggest spend on air with a direct response TV on the OxyRub product, we were in number one topical rub in pain relief in GNC, just to put a perspective on it.

In the case of nutrition supplements in general, we don’t like at all being in a position where we’re declining as we make change. And yet as we’ve talked in a couple of quarters now, the consumer is speaking, and they are changing more and more from offline to online, maybe a parallel in some ways to the brick-and-mortar question that Bob Labick was asking earlier. And that speed is speed of light. It’s just fast, and faster than people generally predicted.

Our systems were built for offline, and frankly, the group in Bethesda is very good at that. So to have them become equally good at the other, and have the systems to support it, takes a transition and we’re in the middle of that. And that’s why we’re having to suffer through declines, both in revenue and certainly in profit.

In terms of getting to the other side of it, we’re optimistic in the choices that we’ve made, but it will take time to get all the way to the other side of that, and there’s a lot of good new products. There’s some very good new claims, marketing programs. And now in the consumer response marketing, or consumer response management or CRM system in place, whenever you put a new system like that in place, you have to work through all the bugs and the quirks, it’s common in any big major platform implementation. We’re going through that as well.

And then the web e-commerce platform is right around the corner, and we expect to have that one rolled out by the end of this fiscal year. That’s the general outlook over the next couple of months. If you look broadly at nutritional supplements, there’s still a lot to like about the business. And all of that said, we’ve had our struggles. So we’re careful to balance our investment there.

Trevor Young  - Jefferies LLC - Analyst

That’s great color, thank you. And then last one from me. Just expanding on some of the earlier questions about the tax. Could you help us parse out why it was so extraordinarily low this quarter? I know you mentioned one-time things versus the change in the accounting standard. How much is that recurring accounting standard? And then going forward, to the extent you can comment, should we expect that 10% to 12% range to persist beyond this year, or will it likely trend up?

Brian Grass  - Helen of Troy Limited - CFO

Yes, this is Brian. The one-time items for this particular quarter were approximately $1.2 million of tax benefits related to our normal process of finalizing our tax returns in the third quarter, most of them being in the US. And so, often between the returns and the accrual, there is a true-up, and that’s what the $1.2 million represents.

There’s $300,000 of one-time benefits related to the change in the accounting standard. And it’s tough on that one to give you a numbers that you can model, because it will bounce around quite a bit depending on activity within our shared-based compensation, and the share price of Helen of Troy stock. So in some quarters, that could be a benefit. Actually in other quarters, it could be an additional expense. So it will be difficult to model that one, but for the quarter, it was a $300,000 benefit.

And then, the remainder is really due to shifts in the mix of our taxable income. If you just look at the change between Healthy Directions, which was not really integrated into our tax structure and had an effective tax rate of 40%. Well, that went from having income, pre-tax income in previous periods, to not having any real taxable income in this quarter. So you get the benefit from no income and not having to pay tax at 40%. And then, that really shifted to Hydro Flask, and even more so went into Hydro Flask, and our effective tax rate on Hydro Flask is very low.

The intellectual property is offshore, and we source offshore for Hydro Flask, therefore we have a very low effective tax rate there. And that shift alone is worth many points of effective tax rate, and that was the other big driver. On a long-term basis, I do expect a lower effective tax rate than what we’ve guided to in the past, and it’s really related to the shift in the mix of income. So we’re not prepared to give you guidance for next year, but I would expect lower in the future.

Trevor Young  - Jefferies LLC - Analyst

Great. That’s really helpful. Thank you both.

Brian Grass  - Helen of Troy Limited - CFO

Thanks, Trevor.

Operator

(Operator Instructions)

Next we’ll take a question from Steph Wissink from Piper Jaffray.

Steph Wissink  - Piper Jaffray & Co. - Analyst

Thanks, good afternoon, everyone.

Julien Mininberg  - Helen of Troy Limited - CEO

Hi, Steph.

Steph Wissink  - Piper Jaffray & Co. - Analyst

Quick ones. Hi. I jotted down Hydro Flask food, and I want to make sure I heard you correctly, that you are indeed getting into the food business, maybe talk a little about that decision? And then second question related to gross margin, you had nice steady improvement here for a number of quarters. Should we think about improvement going forward being consistently steady, or are there quarters where you expect to see a little more versus a little less based on product mix or other drivers?

And then lastly, I think Julien, when we were together at your product showcase event, you had talked about hoping to have some visibility at this point into some of the retailer reads or bookings trends on some of that new innovation. So I’m wondering if you can talk a little bit about some of the (inaudible) on some of your 2017 first half and second half initiatives? Thank you.

Julien Mininberg  - Helen of Troy Limited - CEO

Thanks. So I want to make sure I understand the second question about the quarterly consistency. Are you talking about in a specific area?

Steph Wissink  - Piper Jaffray & Co. - Analyst

Just in the gross margins, specifically, as you called that out as a reason for some of the improvement in operating margin?

Julien Mininberg  - Helen of Troy Limited - CEO

Got you. Thank you. Okay, now I understand. So let me just try to speak through these. First of all, on Hydro Flask food, it’s true, that Hydro Flask has some food kept products, and we’re excited about them, and we even have some more in our pipeline. It’s also true that in the call, we were mostly focusing on the OXO tot baby food storage products. So those are the ones that we called out specifically in the call.

And just as an — we only did it, not because we didn’t want to talk about Hydro Flask food, it’s because OXO tot continues to innovate. And I think the market doesn’t necessarily see all the breadth of the adjacencies that OXO’s expanding into. So if you take a look at closer in things to the core OXO brand like metal and glass bakeware, that’s well-known, and those are out there. I think people get that.

If you look at the OXO tot brand, it’s quietly carved out a very good spot in high chairs, for example, big, hard good, well beyond things like bibs and plates and sippy cups, and stuff that’s normally associated with OXO tot. So we want to make sure that the marketplace understands that we have brought OXO tot further, like we did the high chairs, now into the cubby strollers. You saw those in New York, in our new product showcase, and also these food containers that we mentioned.

On the Hydro Flask food, you’re right, the Hydro Flask does have food containers. It’s amazing how well they work, when you put hot soup or ice cream, that’s two very different things in there. And you come back hours later, and you open it, you will have hot soup or ice cream, not mush. And from the ice cream standpoint, it’s really remarkable. Then we do have some other food products coming, in terms of the pipeline there, and we’re excited about that.

On the improvement in gross margin thing, we’re pretty proud of the fact that the Company is growing gross margin in the whole. It’s not easy, and to do it in the core. And even unfortunately as the core declines a bit, that’s an accomplishment — not that the core declines, but that the gross margin grows. So to see that is good, and to in my view, a testament to the power of the shared services which we talk about a lot, the ability to take out cost, to become both better and cheaper in those areas, whether it’s supply chain-related, IT, finance, et cetera. These are all happening.

And then, in terms of consistency, it depends a lot on how the new products flow, and how some of the existing categories do. So I’ll give you an example of this quarter, existing categories, we just did well for example in water purification. That’s a higher margin category for us, and it sweetened the mix a little in health and home. But unfortunately, the cold and flu season has shaped up poorly so far. And that same division, we suffered from less sales of higher margin products like a thermometer or a humidifier. So you can see that it matters on which product categories.

Now on new products, we’re extremely careful to bring out our new products at higher margins than the average for the Company, let alone acquisition, where we do the same. We buy things that are generally accretive, certainly for the Company, but try to do it also at the gross margin line. That happened big time with Hydro Flask. And in had the case of things like the beauty innovations, the margin difference between things like the volumizer and styler that we just came out with, and some traditional hair dryers is a multiple from a margin standpoint, and makes a huge difference.

So in terms of consistency, doing both is good. Getting the core back to the 2% to 3% growth rate and continuing to hold those gross margins, let alone add to them through shared services, will help us be more consistent, and it will also allow us to get some operating leverage as we just have more sales on a more efficient base of cost.

On the subject of innovations from the showcase, we’re pretty proud of that. That is one of our core strategies. In fact, it’s our number one strategy is to invest in innovation, consumer-centric specifically, and it’s happening all over the Company. You saw it in, live in New York.

In terms of retailer reception, which is what you were asking about, some of them are too soon to say because they’re not yet fully on the market, even though they’ve been shown to retailers, and some of them are in the market. So for example, the CurlBar in Hot Tools Professional, it was exclusive with a couple of customers for a few quarters, and it just did well. Consumers liked it. Stylists in particular liked it. It got very good reviews. We’ve seen some early survey results that are very positive, and now it’s expanding to some other retailers. So there’s an example of that type.

The volumizer, we talked about on the call. Consumers have spoken. It’s the number one new hair dryer item in this country since July, and its predecessor, the one-step styler and dryer, that product is still on the market by the way, and a very good margin. It was also number one in its space when it was launched. So it’s good traction.

You look at some of the new thermometers and other products that you saw in New York, it’s a little tougher with the cold and flu season being weak to see how those will do, and we’re still in the middle of the season, so we’re not sure yet. But the stuff we launched over the last year or so in Braun have done well, and we’re doing well on the subject of thermometry. And then other areas like humidifiers, you saw some new OXO product, we talked about a bunch of them on the call. If you want to get it down to a short answer, I would say generally, the traction’s very positive. And if you want specific by specific, we’d have to go through and we’ll show you individual ones. So hope that helps.

Steph Wissink  - Piper Jaffray & Co. - Analyst

Thanks for all the — very helpful. Thanks, guys, for the color.

Julien Mininberg  - Helen of Troy Limited - CEO

You bet.

Operator

And that does conclude our question and answer session for today. I’ll turn it back over to Julien Mininberg for any closing remarks.

Julien Mininberg  - Helen of Troy Limited - CEO

Great. Yes, thank you very much, and thanks for joining us today. We look forward to speaking with those of you who are attending the ICR conference in Orlando next week, and our fourth quarter and our fiscal year end call will be in late April, our traditional cycle. And also as fitting with that time of year, we’ll also be providing detailed guidance for our FY18. So hopefully, you’ll get a lot more outlook on where we’re headed next. Really appreciate it. Thank you for all the support.

We’re very proud of many aspects of the quarter that we just had. And on the profit side, we’d like to be in a position to beat and raise. That’s good, on the one hand. On the other hand, we’re keenly aware that we need to get our core growing, and we’re working on it very hard. Thank you.

Operator

That does conclude our conference for today. Thank you for your participation.